Adamis 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Termination of Merger Agreement

FOR IMMEDIATE RELEASE

San Diego, California – March 4, 2010 – Adamis Pharmaceuticals Corporation (OTCBB: ADMP.OB), announced today that Adamis and La Jolla Pharmaceutical Company have agreed to terminate their merger agreement relating to the proposed merger of the two companies.  The termination follows the announcement by La Jolla on March 3, 2010, that its common stock would be suspended and delisted from the Nasdaq stock market effective at the open of business on Thursday, March 4, 2010.  Although the overwhelming majority of La Jolla shareholders that returned their proxy voted to approve the merger, only 13% of La Jolla’s outstanding common stock was represented.  As a result, the La Jolla stockholder meeting and the solicitation of further votes had been cancelled due to the delisting from Nasdaq.  La Jolla had previously announced that if its common stock was delisted from Nasdaq, it would need additional regulatory approvals to continue soliciting proxies, resulting in significant additional costs and time delays, and that such approvals would be difficult to obtain and may not be obtained at all.

“In light of fact that the boards of Adamis and La Jolla recommended the merger, and the Adamis shareholders voted to approve, we are disappointed that we were unable to complete the transaction.  We wish them well.  While we thought that the proposed transaction would be beneficial for both companies, we believe we have identified alternatives for moving forward and implementing our business plan, and we will immediately proceed with those alternatives,” said Dennis J. Carlo, Ph.D., President and Chief Executive Officer of Adamis.  “We are very excited about our recently announced agreement to acquire exclusive license agreements covering three small molecule compounds from Colby Pharmaceuticals for the potential treatment of human prostate cancer.  In 2006 and 2007, two of the three compounds won the National Cancer Institute (NCI) RAPID Award.  This award is given for compounds that the NCI consider the most promising new drugs for the treatment of cancer,” added Dr. Carlo.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals has two wholly owned subsidiaries, Adamis Laboratories and Adamis Viral Therapies.  Adamis Labs expects to launch a series of niche prescription products in the allergy and respiratory therapeutic area, including its Epinephrine Injection USP 1:1000 (0.3mg Pre-Filled Single Dose Syringe) product launched last year.  Adamis Viral Therapies is focused on the development of patented, proprietary technologies and recently entered into an agreement with Colby Pharmaceutical Company to acquire exclusive license agreements covering three small molecule compounds for the potential treatment of human prostate cancer.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

For Additional Information

Mark Bernhard   mark@capitalgc.com
Mark Gundy        mark.gundy@capitalgc.com
Capital Group Communications, Inc.
Tel: 415.332.7200